Exhibit 99.(a)(xi)

MARTIN CURRIE BUSINESS TRUST

AMENDMENT NO. 10

TO

AGREEMENT AND DECLARATION OF TRUST

The undersigned, being a majority of the trustees of the Martin Currie Business Trust, a Massachusetts business trust created and existing under an Agreement and Declaration of Trust dated May 20, 1994, as amended May 27, 1994, June 13, 1997, November 10, 1998, April 3, 2000, July 17, 2001, August 14, 2001, December 31, 2001, August 22, 2003 and January 29, 2008, a copy of which is on file in the Office of the Secretary of The Commonwealth of Massachusetts (the “Trust”), having determined that the re-designation of the “MCBT Pan European Select Fund” as the “MCBT European Select Fund” is desirable and appropriate and consistent with fair and equitable treatment of all shareholders, do hereby direct that this Amendment No. 10 be filed with the Secretary of The Commonwealth of Massachusetts and do hereby:

Amend the Agreement and Declaration of Trust to re-designate the “MCBT Pan European Select Fund” as the “MCBT European Select Fund,” effective as of the time this Amendment is filed with the Secretary of The Commonwealth of Massachusetts, so that the first sentence of Section 6 of Article III of the Agreement and Declaration of Trust is amended and restated as follows:

“Without limiting the authority of the Trustees set forth in Section 5, inter alia, to establish and designate any further Series or Classes or to modify the rights and preferences of any Series or Classes, the “MCBT Opportunistic EAFE Fund,” “MCBT Global Emerging Markets Fund,” “MCBT All Countries World ex U.S. Fund,” “MCBT European Select Fund” and “MCBT Global Equity Fund” shall be, and hereby are, established and designated as separate Series of the Trust.”

IN WITNESS WHEREOF, we have hereunto set our hands for ourselves and for our successors and assigns this 27th day of August, 2010.

/s/ Timothy J.D. Hall
Timothy J.D. Hall

/s/ Simon D. Eccles
Simon D. Eccles

/s/ Patrick R. Wilmerding
Patrick R. Wilmerding